UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2013 (April 5, 2013)

Augme Technologies, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

350 7th Avenue, 2nd Floor
New York, NY 10001
(Address of Principal Executive Offices)

(855) 423-5433
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On April 5, 2013, Augme Technologies, Inc. (the “Company”) entered into a Separation and Release Agreement (the “Separation Agreement”) with Mr. Robert F. Hussey, former Chief Executive Officer and director of the Company.  As reported in the Current Report on Form 8-K filed on February 25, 2013, Mr. Hussey separated from service as an officer and a director of the Company effective March 1, 2013 (the “Effective Date”).

Pursuant to the Separation Agreement, in exchange for a complete release of any and all claims that Mr. Hussey may have against the Company and a 12 month covenant to not compete with the Company by accepting employment with or rendering services to competitors of the Company’s business, the Company will provide to Mr. Hussey: (i) monthly payments of $29,166.67 (less statutory deductions) during the period from March 1, 2013 through September 17, 2013; (ii) monthly payments of $4,000 (less statutory deductions) during the period from March 1, 2013 through June 30, 2013; (iii) $16,000 (less statutory deductions) in payroll on the scheduled Company payroll date following the Effective Date; (iv) expense reimbursements previously submitted by Mr. Hussey to the Company; (v) $9,254.30 (less statutory deductions) in accrued but unpaid and accrued and unused paid time off; (vi) up to $2,000 in reasonable legal fees and expenses incurred in negotiating the Separation Agreement; and (vii) COBRA coverage through May 31, 2013. Finally, fully vested options to purchase 62,667 shares of the Company’s common stock at a price of $0.66 per share previously granted to Mr. Hussey will be exercisable through June 1, 2013.  Mr. Hussey also agreed to the forfeiture of all other granted but unvested options to purchase Company common stock he has been previously issued.

The foregoing description is merely a summary and is qualified in its entirety by the Separation Agreement which is attached as Exhibit 10.1 to this Current Report.

Item 9.01                      Financial Statements and Exhibits

(d)                      Exhibits

Exhibit No.	Exhibit Description

10.1	Separation and Release Agreement between the Company and Robert F. Hussey

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2013

Augme Technologies, Inc. (Registrant)

By:	/s/ Ivan Braiker
Ivan Braiker Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Separation and Release Agreement between the Company and Robert F. Hussey